EXHIBIT 99.1

CHARMING SHOPPES, INC. ANNOUNCES
EXECUTIVE MANAGEMENT CHANGES; REVISES EARNINGS GUIDANCE

Bensalem, PA, June 25, 2007 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced executive management changes.  Additionally, the Company has announced a revision to second quarter and fiscal year 2008 earnings guidance.

LuAnn Via has been promoted to Group Divisional President, with leadership responsibility for the Lane Bryant and Cacique brands, reporting to Dorrit J. Bern, Chairman, CEO and President of Charming Shoppes, Inc.   Via succeeds Lorna Nagler, who was President of Lane Bryant since 2004, and who has left the Company to pursue other career interests.  Previously, Via served Charming Shoppes, Inc. as the President of the Company’s Catherines brand, since January 2006.  In her new role, Via will be responsible for strategic oversight and operational performance for both the Lane Bryant retail brand and its Cacique intimate apparel business, including merchandising, marketing, stores, and operations.  Via will be based at Lane Bryant’s Columbus, Ohio headquarters.  Charming Shoppes has initiated an immediate search for a President of Catherines, and during the interim period Dorrit J. Bern will assume leadership responsibility for the Catherines brand.

Prior to joining Charming Shoppes, Via’s retail career has spanned more than 30 years, and has included extensive experience in senior leadership, merchandising and product development for companies such as Sears, Roebuck & Co., where she served in the positions of Vice President and General Merchandise Manager, Saks Incorporated and Rich’s (a former division of Federated Department Stores, which now operates as Macy’s South).

Commenting on Via’s appointment, Dorrit J. Bern said, “Having joined Charming Shoppes in January 2006 as President of Catherines, LuAnn has exhibited strong leadership and merchandising capabilities, and has had great success in driving the brand’s financial performance.  In the past year and a half, LuAnn has proven to possess a keen eye for identifying growth opportunities, as well as the drive and creativity to capitalize on them.  Given her understanding of our customer, her strong and differentiating sense of fashion, and her extensive expertise in intimate apparel, I expect Lane Bryant to benefit from the leadership and vision that LuAnn will provide.”

Additionally, the Company today announced a revision to its earnings guidance.  For the second quarter ending August 4, 2007, the Company has revised its projections for diluted earnings per share to a range of $0.18 - $0.20, compared to diluted earnings per share of $0.24 for the corresponding period ended July 29, 2006.  Previously, the Company had projected earnings per share for the second quarter ending August 4, 2007 in a range of $0.25 - $0.27. The revised projection represents a 3% - 4% increase in net sales in a range of $785 to $795 million, compared to net sales of $763.4 million for the period ended July 29, 2006.  This projection assumes flat to low single-digit percentage decreases in consolidated comparable store sales for the Company’s Retail Stores segment, compared to a 2% consolidated comparable store sales increase in the corresponding period of the prior year.

The company's revision to second quarter earnings guidance is primarily driven by lower than planned sales, as a result of decreased traffic to each of the Company's retail store brands, and an increase in markdowns of spring merchandise as compared to plan.  Commenting on today’s announcement, Bern said, “As we enter the fall selling season, we are confident that we have sufficiently improved our merchandise assortments in each of our retail brands to be better positioned to achieve our sales and gross margin plans for the second half of this year.  We are launching exciting new product and marketing initiatives this fall season at Lane Bryant and Fashion Bug. Lane Bryant will benefit from our comprehensive sizing study, which we believe is one of the most extensive studies ever conducted by a major retailer. Our marketing campaign, "Right Fit by Lane Bryant™", will commence in August and support our launch of our new core denim and career pant assortments using this new fit technology.  Also, as previously announced, our Fashion Bug brand has signed a licensing agreement for the exclusive use of the Gitano® brand name, with product arriving at our stores during the third quarter, including fashionable casual merchandise offerings in Plus and Misses Sportswear, as well as in Footwear.”

For the fiscal year ending February 2, 2008, the Company has revised its projections for diluted earnings per share to a range of $0.80 - $0.82, compared to diluted earnings per share of $0.81 for the corresponding period ended February 3, 2007.  Previously, the Company had projected earnings per share for the fiscal year ending February 2, 2008 in a range of $0.86 - $0.90. The revised projection represents a 3% - 4% increase in net sales in a range of $3.15 to $3.20 billion, compared to net sales of $3.07 billion for the period ended February 3, 2007. This projection assumes flat to low single-digit percentage increases in consolidated comparable store sales for the Company’s Retail Stores segment, compared to a 1% consolidated comparable store sales increase in the prior year.  The Company’s Fiscal Year 2008 projection includes an initial investment of approximately $10 million pretax ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog during the fourth quarter of Fiscal Year 2008.

Bern added, “We have recently completed the repurchase of 10.3 million shares of our common stock, and have announced plans to repurchase additional shares valued at $80 - $100 million, either in the open market or in negotiated transactions.  We currently plan to complete the share repurchase program at the higher end of the $80 - $100 million range.  Our commitment to take full advantage of our share repurchase program reflects our strong balance sheet, and our confidence in our growth strategies.”

Charming Shoppes, Inc. operates 2,409 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLETTM, and PETITE SOPHISTICATE OUTLETTM. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.

This release contains certain forward-looking statements concerning the Company's operations, performance, financial condition, and details of executive management changes. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward- looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955